Exhibit 23.01

IDT CORPORATION

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated October 13, 2008, with respect to the consolidated financial statements and internal control over financial reporting incorporated by reference in the Annual Report of IDT Corporation (a Delaware Corporation) and subsidiaries on Form 10-K for the year ended July 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of IDT Corporation and subsidiaries on Forms S-3 (File Nos. 333-53719, 333-61565, 333-71991, 333-77395, 333-80133, 333-86261, 333-104286, 333-115403, and 333-119190), and on Forms S-8 (File Nos. 333-73167, 333-100424, 333-105865, 333-116266, 333-130287, 333-130288, 333-130562, and 333-146718).

/s/ GRANT THORNTON LLP
New York, New York
October 13, 2008